Exhibit 99.1

 Theragenics Corporation(R) Reports Fourth Quarter and Year-End 2005
                    Consolidated Financial Results

    BUFORD, Ga.--(BUSINESS WIRE)--Jan. 18, 2006--Theragenics Corporation(R) (NYSE:TGX), a medical device company serving the prostate cancer treatment and surgical markets, today announced consolidated financial results for the fourth quarter and year ended December 31, 2005. Consolidated revenue for the quarter was $11.4 million, an increase of $2.9 million, or 34.3% over the fourth quarter of 2004. For the 12-month period, consolidated revenue was $44.3 million, an increase of $10.9 million or 32.8%, compared to the prior year. Net loss for the quarter was $236,000, or $0.01 per share, compared to a net loss of $1.3 million, or $0.04 per share in the fourth quarter of 2004. For the year, the net loss was $29.0 million, or $0.93 per share, compared to a net loss of $4.3 million, or $0.14 per share in 2004. Revenue improvements during the year included increases in sales of both TheraSeed(R) and I-Seed brachytherapy products and the inclusion of revenue from CP Medical's products. Theragenics acquired CP Medical on May 6, 2005.
    The quarter and year ended December 31, 2005 include pre-tax restructuring charges of $475,000 for the quarter and $33.4 million for the year, respectively. $32.0 million of the restructuring charges for the year were one-time non-cash charges. On a non-GAAP basis, the pre-tax earnings, excluding these restructuring charges, would have been $239,000 for the fourth quarter of 2005. A reconciliation of the pre-tax loss computed in accordance with GAAP to the non-GAAP pre-tax earnings (loss) excluding restructuring charges appears in a schedule accompanying this press release.
    Commenting on the results, Chief Executive Officer and President
M. Christine Jacobs stated, "2005 was a year of transformation for Theragenics. We made some tough decisions that appear to be paying off. We restructured the Company in an effort to right size our cost structure and fully utilize our resources to support growth in our two business segments. In May, we acquired CP Medical. This acquisition has had a positive impact on our results of operations. We continue to be pleased with the sales performance in our core prostate brachytherapy seed business. The success of our 2005 direct-to-consumer brachytherapy campaign has encouraged us to continue these efforts in 2006, with a new twist. We have entered into an association with ESPN and the B.A.S.S. Tour and recently produced a commercial that will be aired in conjunction with several 2006 B.A.S.S. Tour fishing events. In our surgical device segment, our efforts will continue to be focused on product and customer development, sales growth and vertical integration. As a stronger, leaner and more focused company, we are also better able to pursue investment opportunities to provide additional strategic diversification and continued growth. All this culminates in what we believe will be a turnaround year for the Company. We expect to continue our diversification strategy, grow our businesses and look forward to returning to profitability in 2006."
    Theragenics will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide the conference ID code 4190223. This call is also being broadcast live over the Internet, and a recording will be available for one month on the Company's Web site. To access the webcast, log on to www.theragenics.com and select the Investor Relations button followed by selecting the Overview button. You also can access a phone replay of the call until Midnight, January 25, by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 4190223.
    Theragenics Corporation(R) (NYSE:TGX) is a provider of brachytherapy and surgical products. In Buford, Ga., the Company manufactures and markets its premiere product, the palladium-103 TheraSeed(R) device (www.theraseed.com), and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. Theragenics is the world's largest producer of palladium-103 for human use. Through its subsidiary, CP Medical (www.cpmedical.com), based in Portland, Ore., the Company manufactures and distributes wound closure and other medical devices with applications in, among others, the veterinary, brachytherapy, orthopedics, dental, plastic surgery, and cardiology markets. For additional information, call the Company's Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.
    This press release contains non-GAAP financial measures used by management in its analysis of the Company's operating performance. Management believes presentation of financial measures excluding the impact of certain identified items provides supplemental information that is helpful to an understanding of the operating results of the Company's businesses and period-to-period comparisons of performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results.
    This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding optimism for the results of Theragenics' restructuring, Theragenics' and CP Medical's sales growth, statements regarding the contribution of CP Medical to Theragenics' sales, new sales and marketing initiatives, new product development, Theragenics' relationship with its distributors, institution of activities and plans that could benefit Theragenics' goals in its diversification efforts and anticipated positive results in general, including a return to profitability in 2006. Actual results may differ materially due to a variety of factors, including, among other things, risks and uncertainties related to new product and process development cycles, integration risks, potential costs and delays in production optimization, effectiveness and execution of marketing and sales programs by Theragenics and its distributor, changes in product pricing by Theragenics or other brachytherapy seed producers, changes in costs of materials used in production processes (especially as it relates to isotope production), continued acceptance of the products by the market, continued demand for palladium-103, introduction and/or availability of competitive products by others, third-party (including CMS) reimbursement, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, and other factors set forth from time-to-time in the Company's Securities and Exchange Commission filings.
    All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.


THERAGENICS CORPORATION(R) AND SUBSIDIARY CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands except per share data)

                                  Three Months Ended    Year Ended
                                  12/31/05 12/31/04 12/31/05 12/31/04
                                  ------------------------------------
Total revenues                     $11,357   $8,456  $44,270  $33,338
Cost of sales                        5,891    3,975   23,763   14,122
                                  ------------------------------------
     Gross profit                    5,466    4,481   20,507   19,216
Operating expenses:
     Selling, general &
      administrative                 5,324    4,616   20,152   17,619
      Research & development           258    2,248    3,632    9,583
     Restructuring expenses            475        -   33,390        -
                                  ------------------------------------
                                     6,057    6,864   57,174   27,202
                                  ------------------------------------
     Operating loss                   (591)  (2,383) (36,667)  (7,986)
Other income, net                      355      349    1,267    1,134
                                  ------------------------------------
    Loss before income tax            (236)  (2,034) (35,400)  (6,852)
                                  ------------------------------------
Income tax benefit                       -     (745)  (6,394)  (2,542)
                                  ------------------------------------
Net loss                             $(236) $(1,289)$(29,006) $(4,310)
                                  ====================================
Net loss per common share, Basic    $(0.01)  $(0.04)  $(0.93)  $(0.14)
                                  ====================================
Net loss per common share, Diluted  $(0.01)  $(0.04)  $(0.93)  $(0.14)
                                  ====================================
Weighted average
     Shares outstanding - Basic     32,027   29,983   31,273   29,971
     Shares outstanding - Diluted   32,027   29,983   31,273   29,971


                                  Three Months Ended    Year Ended
KEY RATIOS                        12/31/05 12/31/04 12/31/05 12/31/04
                                  ------------------------------------
Gross Margin                          48.1%    53.0%    46.3%    57.6%
Operating Margin                     (5.2)%  (28.2)%  (82.8)%  (24.0)%
Operating Margin before
   restructuring charges             (1.0)%  (28.2)%   (7.4)%  (24.0)%
Loss Before Tax Margin               (2.1)%  (24.1)%  (80.0)%  (20.6)%
Margin on earnings (loss) before
 tax and restructuring charges         2.1%  (24.1)%   (4.5)%  (20.6)%
Loss After Tax Margin                (2.1)%  (15.2)%  (65.5)%  (12.9)%
ROE                                 ( 0.8)%  ( 3.7)% ( 22.9)%  ( 3.1)%


THERAGENICS CORPORATION(R) AND SUBSIDIARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(Unaudited)

(In thousands)

Assets                                       December 31, December 31,
                                                2005        2004
                                             -------------------------
     Cash, short-term investments
          & marketable securities                 $45,608     $62,261
     Trade accounts receivable                      7,622       5,787
     Assets held for sale                           3,433           -
     Inventories and other current assets           7,762       7,627
                                             -------------------------
               Total current assets                64,425      75,675
     Property, plant & equipment, net              32,766      70,215
     Goodwill                                      18,370       2,578
     Other intangible assets                        6,388          86
     Other long-term assets                           115         124
                                             -------------------------
          Total assets                           $122,064    $148,678
                                             =========================

Liabilities & Shareholders' Equity
     Accounts payable & accrued expenses           $4,281      $3,086
     Deferred income taxes                              -       6,920
     Other liabilities                              2,100         612
                                             -------------------------
               Total liabilities                    6,381      10,618
     Shareholders' equity                         115,683     138,060
                                             -------------------------
               Total liabilities &
                shareholders' equity             $122,064    $148,678
                                             =========================


THERAGENICS CORPORATION(R) AND SUBSIDIARY - RECONCILIATION OF U.S. GAAP NET LOSS TO EARNINGS (LOSS) BEFORE INCOME TAXES AND RESTRUCTURING CHARGES

(In thousands)
                                Three Months Ended Twelve Months Ended
                                 12/31/05 12/31/04  12/31/05 12/31/04
                                 -------------------------------------
Net loss, U.S. GAAP                 $(236) $(1,289) $(29,006) $(4,310)
Add (deduct):
     Income tax benefit                 -     (745)   (6,394)  (2,542)
     Restructuring charges
        One time impairment,
         write off, contract
         termination and
         severance costs              191        -    33,033        -
        Site exit and disposal
         costs                        284        -       357        -
                                 -------------------------------------
Total restructuring charges           475        -    33,390        -
                                 -------------------------------------
Earnings (loss) before income
 taxes
     and restructuring charges       $239  $(2,034)  $(2,010) $(6,852)
                                 =====================================

    CONTACT: Theragenics Corporation, Buford
             Frank Tarallo or Lisa Rassel, 800-998-8479
             or 770-271-0233
             www.theragenics.com